Exhibit 5.1

Goodwin Procter LLP
Counselors at Law
135 Commonwealth Drive
Menlo Park, CA 94025
T: 650.752.3100
F: 650.853.1038

February 19, 2015

CollabRx, Inc.
44 Montgomery Street, Suite 800
San Francisco, California 94104

Re:           Securities Registered under Registration Statement on Form S-1 (File No. 333-199477) and Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-199477) (as amended, the "Initial Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with your filing of the 462(b) Registration Statement, relating to the registration by CollabRx, Inc., a Delaware corporation (the “Company”), of up to 736,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Warrant Shares”) and Preferred Stock Purchase Rights attached thereto (the “Rights”). In connection with the foregoing offer, you have agreed to issue to the underwriter warrants (the “Underwriter Warrants”) to purchase shares of Common Stock (the “Underwriter Warrant Shares”) and Preferred Stock Purchase Rights attached thereto (the “Underwriter Rights”). The Shares, the Warrants, the Warrant Shares, the Rights, the Underwriter Warrants, the Underwriter Warrant Shares and the Underwriter Rights are referred to herein as the “Securities.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares, Warrant Shares and Underwriter Warrant Shares, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation as then in effect. In addition, for purposes of the opinions set forth below concerning the Rights and the Underwriter Rights, without limiting any other exceptions or qualifications set forth herein, we have assumed that members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Shareholder Rights Agreement, dated as of April 13, 2011 (the “Rights Agreement”), by and between the Company and Registrar and Transfer Company, as Rights Agent.

Based on the foregoing, we are of the opinion that:

1.           The Securities have been duly authorized.

2.           When the price and other terms upon which the Shares, the Warrants and the Underwriter Warrants have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and such Shares, Warrants, Underwriter Warrants and the Rights and Underwriter Rights attached thereto have been issued and delivered (with respect to the Shares, against payment therefor in an amount not less than the par value thereof) in accordance with such terms, such Shares, Warrants and Underwriter Warrants will be validly issued, fully paid and non-assessable and the Rights and Underwriter Rights attached thereto will be valid and binding obligations of the Company.

3.           When the Warrant Shares and Underwriter Warrant Shares have been issued and delivered by the Company against payment therefor (in an amount not less than the par value thereof) in accordance with the terms of the Warrants and Underwriter Warrants, the issuance and delivery of the Warrant Shares, Underwriter Warrant Shares and the Rights and Underwriter Rights attached thereto will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares and Underwriter Warrant Shares will be validly issued, fully paid and non-assessable and the Rights and Underwriter Rights attached thereto will be valid and binding obligations of the Company.

It should be understood that the opinions set forth above concerning the Rights and Underwriter Rights (a) do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights or Underwriter Rights at some future time based on the facts and circumstances existing at that time and (b) address the Rights, the Underwriter Rights and the Rights Agreement in their entirety and not any particular provision of the Rights, the Underwriter Rights or the Rights Agreement, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP